Exhibit 99.1

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Doubles Quarterly Dividend

DENVER, February 6, 2014 — Guaranty Bancorp (Nasdaq: GBNK), a community bank holding company based in Colorado, today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per common share. This dividend is a 100% increase from the prior quarterly dividend of $0.025 per common share.

The dividend is payable on February 25, 2014 to stockholders of record as of the close of business on February 18, 2014.

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 27 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank and its subsidiary, Private Capital Management LLC, also provide wealth management services, including private banking, investment management, jumbo mortgage loans and trust services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Contact Information

Christopher G. Treece

E.V.P., Chief Financial Officer & Secretary

Guaranty Bancorp

1331 Seventeenth Street, Suite 345

Denver, CO 80202

303.675.1194